CUSHING ETF TRUST

Certificate of Designation

of

Cushing Energy & MLP ETF

The undersigned, being the Secretary of Cushing ETF Trust, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon the Trustees of the Trust by Section 3.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated August 30, 2018 (the “Declaration”), and by the affirmative vote of a Majority of the Trustees does hereby establish and designate as a Series of the Trust, Cushing Energy & MLP ETF (the “Fund”), with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having a par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares of the Trust as they deem necessary or desirable.

2. Creation Units. The Shares of the Fund shall be issuable and redeemable only in aggregations of 10,000 Shares (each such lot, a “Creation Unit”). The Trustees shall have the authority from time to time to modify the number of Shares in a Creation Unit as they deem necessary or desirable.

3. Transaction Fees. Shares shall be subject to such transaction fees for issuance and redemption, as may be established from time to time by the Trustees, as set forth in the Fund’s prospectus.

4. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

5. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by any officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote.

6. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

August 30, 2018

/s/ Barry Y. Greenberg
Barry Y. Greenberg
Secretary